Exhibit 99.1

CONTACTS:
Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Delivers Continued Strong Results

For the Third Quarter and Completes Key Strategic Events

— Delivers 10% total revenue growth and 16% Enterprise revenue growth year over year —

— Completes secondary offering resulting in non-controlled organization and 55% increased shareholder float –

— Completes refinancing activities yielding improved flexibility, lower interest costs and extended maturities —

— Completes strategic acquisition of Xspedius Communications, LLC. (“Xspedius”) —

LITTLETON, Colo. – November 7, 2006 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its third quarter 2006 financial results, including $196.1 million in revenue, $71.2 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $11.3 million.

“We continue to execute major initiatives and achieve results which strengthen our business, including completion of key financing and equity activities, closure of a strategic acquisition and delivery of ongoing strong quarterly performance,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “Momentum continues in our business as we expand our leadership position in serving growing customer demand for complex, cost effective solutions for business customers across their local campuses, throughout a city or nationwide.”

Highlights for the Quarter

For the quarter ending September 30, 2006, the Company –

•	Achieved levered free cash flow[2] for the quarter of $6.1 million and $9.3 million for the first nine months of 2006

•	Grew total revenue $18.3 million year over year, an increase of 10%, and $4.8 million sequentially, an increase of 3%

•	Grew enterprise revenue $16.0 million year over year, an increase of 16%, and $3.1 million sequentially, an increase of 3%

•	Grew data and Internet revenue $12.5 million year over year, an increase of 30%, and $2.5 million sequentially, an increase of 5%

•	Produced 14% growth in M-EBITDA year over year, as well as delivered a 63% modified gross margin[4] and 36% M-EBITDA margin

•	Grew fiber connected buildings by 16% to more than 6,600 buildings and increased customers by 14% year over year, reflecting continued strong enterprise growth

Year over Year Results –Third Quarter 2006 compared to Third Quarter 2005

Revenue

Revenue was $196.1 million for the current quarter, as compared to $177.8 million for the third quarter of 2005, an increase of $18.3 million, or 10%. The revenue growth was driven primarily by a $16.0 million increase in revenue from enterprise customers and a $1.9 million increase in carrier revenue.

By product line, the percentage change in revenue year over year was as follows:

•	30% increase for Data and Internet services[5] due to success with Ethernet and IP-based product sales

•	9% increase for Voice services[6] due to growth in bundled voice products

•	2% increase for Network services[7] due to increased enterprise and carrier sales and dispute settlements

Monthly revenue churn of 1.1% for the quarter remained flat with the prior quarter and the same period last year. The Company expects to experience ongoing disconnects, including disconnects from carrier customers related to their merger activities and network grooming.

M-EBITDA and Margins

M-EBITDA grew $8.8 million to $71.2 million for the third quarter of 2006, reflecting a 14% increase over the same period last year. The increase in M-EBITDA primarily reflects strong revenue growth, accompanied by improving margins.

Excluded from M-EBITDA, but included in operating and selling, general and administrative costs (“SG&A”), is non-cash stock-based compensation expense under SFAS 123R, which was adopted in the first quarter of 2006. Operating and SG&A costs include $.5 million and $3.0 million, respectively, for non-cash stock-based compensation expense in the current quarter which was not recognized in the prior year. Excluding these costs, operating costs and SG&A costs decreased as a percent of revenue as compared to the same period last year.

Margins for the quarter improved with an increase in modified gross margin to 63% from 62% and M-EBITDA margin to 36% from 35%, compared to the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

The Company’s net loss was $11.3 million, a loss of $.09 per share for the quarter, compared to a net loss of $23.4 million or a loss of $.20 per share for the third quarter of 2005. Excluding the non-cash stock-based compensation expense, the loss per share improved by $.14 per share to $.06 loss per share for the current quarter, compared to $.20 loss per share for the same period last year. The decrease in the net loss reflects the strong M-EBITDA growth as well as significant net interest savings due to refinancing events in the first half of 2006 and the fourth quarter of 2005.

Sequential Results – Third Quarter 2006 compared to Second Quarter 2006

Revenue

Revenue for the quarter was $196.1 million, as compared to $191.3 million for the second quarter of 2006, an increase of $4.8 million sequentially. The revenue growth was driven primarily by a $3.1 million increase in revenue from enterprise customers and $1.0 million from carrier customers.

By product line, the percentage change in revenue sequentially was as follows:

•	5% increase for Data and Internet services due to success with Ethernet and IP-based product sales

•	3% increase for Voice services due to growth in bundled voice products

•	1% increase in Network services due to increased carrier sales and dispute settlements

M-EBITDA and Margins

M-EBITDA was $71.2 million for the third quarter of 2006 versus $69.6 million for the second quarter of 2006, for a sequential increase of 2%. The increase in M-EBITDA primarily reflects strong revenue growth and decreased SG&A costs, offset by an increase in operating costs. Operating costs reflect higher direct costs associated with the growth in revenue, including adding capacity to the IP backbone, and fluctuations in certain dispute and settlement costs. SG&A improved primarily due to a decrease in bad debt expense. Margins for the quarter included modified gross margin of 63%, compared to 64% last quarter, and M-EBITDA margin of 36% for both quarters.

Net Loss

The Company’s net loss was $11.3 million, a loss of $.09 per share for the quarter, compared to a net loss of $40.4 million or $.34 loss per share for the second quarter. Excluding debt extinguishment costs and non-cash stock-based compensation expense, the loss per share improved by $.03 per share sequentially to $.06 loss per share for the current quarter, as compared to $.09 loss per share for the prior quarter. The decrease in the net loss reflects M-EBITDA growth, reduced interest expense, and $25.8 million of debt extinguishment costs in the second quarter that did not recur this quarter.

Other Operating Highlights

Capital Expenditures

Capital expenditures include continued expansion and enhancement of its network, products and systems, and were $48.2 million for the quarter, versus $39.7 million for the same period last year. The Company expects capital expenditures for 2006 to be around the high end of its previous guidance, or approximately $185 million, which excludes investments made for the Xspedius integration.

Key Strategic Events

Completes Secondary Equity Offering — Resulting in Non-Controlled Company

In September, the Company facilitated a secondary common stock offering by its Class B shareholders for 43.5 million shares of Class A common stock at $17.50 per share. With this transaction, all the outstanding Class B shares were converted to Class A common stock, which increased the Company’s float by 55% and gave 100% of voting control to Class A shareholders. The Company did not receive any proceeds from the offering.

Completes Financing Activities — Providing Improved Flexibility & Lower Interest Costs

In October, the Company completed a new $700 million credit facility including a $600 million Term Loan B (“Term Loan”) maturing in January 2013 and a $100 million Revolving Credit Facility (the “Revolver”) maturing in October 2011. Initial pricing on the Term Loan is Eurodollar plus 2.25%. The Revolver replaced a $110 million secured revolving credit facility, and is currently undrawn. The Company has fully drawn the Term Loan and used the proceeds as follows:

•	$200 million to extinguish on October 6, its existing senior secured Term Loan B facility including accrued interest

•	$250 million to redeem on November 6, its Second Priority Senior Secured Floating Rate Notes (“Floating Rate Notes”), including a premium of 102 percent of par, or $4.8 million, and accrued interest

•	$150 million was used on October 31, to fund a portion of the acquisition of Xspedius

Proforma for these financing events, the Company’s gross debt increased by $161 million. In the fourth quarter the Company will expense $6.3 million for deferred loan costs and $4.8 million for the redemption premium relating to the retired debt.

“The financing events which we completed this fall, as well as those earlier this year, have significantly improved our capital structure,” said Mark Peters, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “We have put a financing structure in place that lends additional flexibility to the business and reduces our interest expense significantly.”

Completes Acquisition of Xspedius – Expanding footprint to 75 combined markets

On October 31, the Company completed its strategic acquisition of Xspedius Communications, LLC. Under the terms of the agreement, the Company paid $216 million in cash and 18.2 million shares of Class A common stock, which includes an adjustment for working capital. “This strategic acquisition further expands our sales opportunity, network reach and market density for serving medium to large enterprise customers across the U.S.,”

said Herda. The acquisition increases the number of markets served by the Company from 44 to 75 and enhances the Company’s ability to further fuel its enterprise growth.

The Company expects Xspedius’ stand alone operations to generate in 2007 approximately $230 to $250 million of revenue, $40 to $50 million of M-EBITDA, and $20 to $25 million in unlevered free cash flow3. The Company expects to achieve significant annualized cost synergies of approximately $40 to $50 million within 12 to 18 months of closing, and expects $40 to $50 million of one time investments to integrate the business. Due to the acceleration of closing the Xspedius acquisition, integration activities will begin and therefore the Company expects to incur $8 to $12 million of these one time investment costs in the fourth quarter of 2006, including about half of which is for capital expenditures.

Summary

“Our strong organic revenue growth and key strategic initiatives position us as a continued leader in the enterprise marketplace and for long-term financial success,” said Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on November 8 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)	The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, debt extinguishment costs, interest income, investment gains and losses, income tax expense or benefit, cumulative effect of change in accounting principle, and, beginning the first quarter of 2006, non cash stock-based compensation expense. (See a discussion below of Modified EBITDA under “Financial Measures”.)

(2)	The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)	The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Un-levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)	The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense under SFAS 123R. Modified gross margin is reconciled to gross margin on pages 7 and 8 of the financial tables.

(5)	Data and Internet services include services that enable customers to connect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(6)	Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, 800 services, and VoIP.

(7)	Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, storage and video, using state-of-the-art fiber optics.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operating Highlights and in the supplemental information posted on the Company’s website. In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash compensation expense related to the adoption of SFAS 123R. Management uses Modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin, on pages 7 and 8 of the financial tables.

Forward Looking Statements

The statements in this press release concerning the outlook for 2006 and beyond, including expansion plans, growth prospects, sales activity, expected customer disconnections, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2005 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Growth %	2006	2005	Growth %
Revenue
Network services (formerly dedicated transport) (2)	$87,312	$85,498	2%	$260,104	256,311	1%
Data and Internet services	53,995	41,467	30%	153,570	118,082	30%
Voice services (formerly switched services) (2)	45,932	42,134	9%	133,511	123,541	8%

Service Revenue	187,239	169,099	11%	547,185	497,934	10%
Intercarrier compensation (3)	8,870	8,758	1%	26,409	26,274	1%

Total Revenue	196,109	177,857	10%	573,594	524,208	9%

Expenses
Operating costs (4)	74,018	68,395		213,447	201,919

Gross Margin	122,091	109,462		360,147	322,289
Selling, general and administrative costs (4)	54,409	47,071		164,185	141,763
Depreciation, amortization and accretion	62,028	59,595		184,524	176,273

Operating Income	5,654	2,796		11,438	4,253
Interest expense	(21,759)	(29,764)		(74,921)	(90,441)
Debt extinguishment costs	—	—		(25,777)	(8,573)
Interest income	4,754	3,527		15,243	9,103

Loss before income taxes	(11,351)	(23,441)		(74,017)	(85,658)
Income tax expense	—	—		7	150

Net Loss	($11,351)	($23,441)		($74,024)	($85,808)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$122,091	$109,462		$360,147	$322,289
Add back non-cash stock-based compensation expense	491	—		1,472	—

Modified Gross Margin	122,582	109,462	12%	361,619	322,289	12%

Selling, general and administrative costs	54,409	47,071		164,185	141,763
Add back non-cash stock-based compensation expense	3,026	—		8,344	—

Modified EBITDA	71,199	62,391	14%	205,778	180,526	14%

Non-cash stock-based compensation expense	3,517	—		9,816	—
Depreciation, amortization and accretion	62,028	59,595		184,524	176,273
Net Interest expense	17,005	26,237		59,678	81,338
Debt extinguishment costs	—	—		25,777	8,573
Income tax expense	—	—		7	150

Net Loss	($11,351)	($23,441)		($74,024)	($85,808)

Modified Gross Margin %	63%	62%		63%	61%

Modified EBITDA Margin %	36%	35%		36%	34%

Free Cash Flow:
Modified EBITDA	$71,199	$62,391		$205,778	$180,526
Less: Capital Expenditures	48,171	39,670		136,874	121,468

Unlevered Free Cash Flow	23,028	22,721		68,904	59,058
Less: Net interest expense	17,005	26,237		59,678	81,338

Levered Free Cash Flow	$6,023	($3,516)		$9,226	($22,280)

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	The Company has modified the name of its revenue categories in order to provide further clarity. This change reflects only a change in title and is consistent with reporting in prior periods. Please see page 5 of the press release for a further description.

(3)	Intercarrier Compensation includes switched access and reciprocal compensation.

(4)	The Company adopted SFAS 123R effective January 1, 2006 for non-cash stock-based compensation.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	September 30, 2006	June 30, 2006	Growth %
Revenue
Network services (formerly dedicated transport) (2)	$87,312	$86,436	1%
Data and Internet services	53,995	51,458	5%
Voice services (formerly switched services) (2)	45,932	44,647	3%

Service Revenue	187,239	182,541	3%
Intercarrier compensation (3)	8,870	8,757	1%

Total Revenue	196,109	191,298	3%

Expenses
Operating costs (4)	74,018	69,371

Gross Margin	122,091	121,927
Selling, general and administrative costs (4)	54,409	55,814
Depreciation, amortization and accretion	62,028	62,367

Operating Income	5,654	3,746
Interest expense	(21,759)	(24,468)
Debt extinguishment costs	—	(25,777)
Interest income	4,754	6,094

Loss before income taxes	(11,351)	(40,405)
Income tax benefit	—	7

Net Loss	($11,351)	($40,412)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$122,091	$121,927
Add back non-cash stock-based compensation expense	491	492

Modified Gross Margin	122,582	122,419	0%

Selling, general and administrative costs	54,409	55,814
Add back non-cash stock-based compensation expense	3,026	2,966

Modified EBITDA	71,199	69,571	2%

Non-cash stock-based compensation expense	3,517	3,458
Depreciation, amortization and accretion	62,028	62,367
Net Interest expense	17,005	18,374
Debt extinguishment costs	—	25,777
Income tax expense	—	7

Net Loss	($11,351)	($40,412)

Modified Gross Margin %	63%	64%

Modified EBITDA Margin %	36%	36%

Free Cash Flow
Modified EBITDA	$71,199	$69,571
Less: Capital Expenditures	48,171	50,757

Unlevered Free Cash Flow	23,028	18,814
Less: Net interest expense	17,005	18,374

Levered Free Cash Flow	$6,023	$440

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	The Company has modified the name of its revenue categories in order to provide further clarity. This change reflects only a change in title and is consistent with reporting in prior periods. Please see page 5 of the press release for a further description.

(3)	Intercarrier Compensation includes switched access and reciprocal compensation.

(4)	The Company adopted SFAS 123R effective January 1, 2006 for non-cash stock-based compensation.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1) (2) (3)

	Three Months Ended
	9/30/06	6/30/06	9/30/05
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	121,659	120,069	116,330

Basic and Diluted Loss per Common Share
Loss per share before debt extinguishment costs and non-cash stock-based compensation expense	($0.06)	($0.09)	($0.20)
Impact of debt extinguishment costs	—	(0.22)	—
Impact of non-cash stock-based compensation expense	(0.03)	(0.03)	—

As Reported	($0.09)	($0.34)	($0.20)

	As of
	9/30/06	6/30/06	9/30/05
Common shares (thousands)
Actual Shares Outstanding	122,823	120,595	116,626

Options (thousands)
Options Outstanding	14,336	16,410	18,749

Options Exercisable	9,843	11,320	13,360

Options Exercisable and In-the-Money	5,355	6,676	4,067

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	As of September 30, 2006 only Class A common shares remain outstanding.

(3)	Stock options, restricted stock units and convertible debt subject to conversion were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	September 30, 2006	June 30, 2006
ASSETS
Cash and equivalents, and short-term investments	$345,121	$328,296
Receivables	65,629	56,224
Less: allowance	(7,395)	(9,320)

Net receivables	58,234	46,904
Other current assets	27,519	31,740
Property, plant and equipment	2,601,746	2,561,501
Less: accumulated depreciation	(1,422,315)	(1,368,323)

Net property, plant and equipment	1,179,431	1,193,178
Other Assets	109,251	100,663

Total	$1,719,556	$1,700,781

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$36,306	$32,950
Deferred revenue	18,622	18,198
Accrued taxes, franchise and other fees	57,289	55,593
Accrued interest	13,737	20,814
Accrued payroll and benefits	37,017	25,634
Current portion of debt and lease obligations	3,038	3,563
Other current liabilities	75,094	71,136

Total current liabilities	241,103	227,888
Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B due 11/30/2010 (2)	198,500	199,000
Floating rate senior secured notes, due 2/15/2011 (3)	240,000	240,000
9 1/4% senior unsecured notes, due 2/15/2014	400,410	400,424
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750
Capital lease obligations	8,919	9,518
Less: current portion	(3,038)	(3,563)

Total long-term debt and capital lease obligations	1,218,541	1,219,129
Long-term Deferred Revenue	18,226	18,554
Other Long-Term Liabilities	9,083	8,882
Stockholders’ Equity	232,603	226,328

Total	$1,719,556	$1,700,781

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	This debt was refinanced on October 6, 2006.

(3)	These notes were fully redeemed on November 6, 2006.

Time Warner Telecom Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	9/30/06	6/30/06
Cash flows from operating activities:
Net Loss	($11,351)	($40,412)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, amortization, and accretion	62,028	62,367
Stock-based compensation	3,517	3,457
Deferred debt issue, extinguishment costs and premium on debt	779	26,653
Changes in operating assets and liabilities:
Receivables and prepaid expense	(9,915)	(7,901)
Accounts payable, deferred revenue, and other liabilities	4,943	5,769

Net cash provided by operating activities	50,001	49,933

Cash flows from investing activities:
Capital expenditures	(48,171)	(50,378)
Purchases of investments	(59,545)	(117,739)
Proceeds from maturities of investments	153,116	118,600
Proceeds from sale of assets and other investing activities	(89)	37

Net cash provided by (used in) investing activities	45,311	(49,480)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options	12,746	6,094
Net proceeds from issuance of common stock in connection with the employee purchase plan	1,362	—
Net proceeds from issuance of debt	(73)	(159)
Payment of capital lease obligations	(552)	(657)
Retirement of debt obligations	—	(420,252)
Payment of debt obligations	(500)	(500)

Net cash provided by (used in) financing activities	12,983	(415,474)

Increase (decrease) in cash and cash equivalents	108,295	(415,021)
Cash and cash equivalents at the beginning of the period	130,826	545,847

Cash and cash equivalents at the end of the period	$239,121	$130,826

Supplemental disclosures of cash flow information:
Cash paid for interest	$28,700	$19,082

Cash paid for debt extinguishment costs	—	$20,252

Addition of capital lease obligation	—	$379

Summary of Cash and equivalents and short-term investments:
Cash and cash equivalents at end of the period	$239,121	$130,826
Investments	106,000	197,470

	$345,121	$328,296

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$48,171	$50,378
Addition of capital lease obligation	—	379

Total capital expenditures	$48,171	$50,757

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2005				2006
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:
Route Miles
Metro	12,835	13,053	13,427	13,589	13,913	14,053	14,409
Regional	7,015	7,015	7,015	7,015	7,015	7,015	7,015

Total	19,850	20,068	20,442	20,604	20,928	21,068	21,424
Buildings (2)
Fiber connected buildings (on-net)	5,281	5,501	5,752	5,982	6,185	6,433	6,672
Type II	14,576	15,057	15,581	16,246	16,865	17,623	18,355

Total	19,857	20,558	21,333	22,228	23,050	24,056	25,027
Networks
Class 5 Switches	39	39	38	38	38	38	38
Soft Switches	20	26	32	34	34	35	35
Headcount
Total Headcount	2,019	2,029	2,022	2,034	2,055	2,105	2,129
Sales Associates (3)	317	312	312	318	330	331	342
Customers
Total Customers	10,740	11,088	11,439	11,834	12,181	12,642	13,081

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Fiber connected buildings (e.g. “on-net”) represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for voice services, with a leased service from the Company’s distribution ring to the customer location.

(3)	Includes Sales Account Executives and Customer Care Specialists.